Exhibit 4.55

EXECUTION COPY

SHARE PURCHASE AGREEMENT

Dated December 22nd , 2012

between

CAPITAL MARITIME & TRADING CORP.

and

CAPITAL PRODUCT PARTNERS L.P.

SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of December 22nd, 2012, by and between CAPITAL MARITIME & TRADING CORP. (“CMTC”), a corporation organized under the laws of the Republic of the Marshall Islands, and CAPITAL PRODUCT PARTNERS L.P. (“CPLP”), a limited partnership organized under the laws of the Republic of the Marshall Islands.

RECITAL

WHEREAS, CPLP wishes to purchase from CMTC, and CMTC wishes to sell to CPLP, the one hundred (100) shares of common stock (the “Shares A”) representing all of the issued and outstanding shares of common stock of Archimidis Container Carrier Corp., a corporation organized under the laws of the Republic of Liberia (the “Vessel A Owning Subsidiary”).

WHEREAS, the Vessel A Owning Subsidiary is the registered owner of the 2006 built Liberian flagged container carrier vessel “Archimidis” (the “Vessel A”).

WHEREAS, CMTC wishes to transfer to CPLP all rights, title and interest in the Vessel A, and retain all assets, other than the Vessel A, the Contracts A (as defined below) and any necessary permits, and all liabilities of the Vessel A Owning Subsidiary.

WHEREAS, the Vessel A is subject to a uniform time charter party for container vessels (type BOXTIME) dated 10th May 2012 and entered into by the Vessel A Owning Subsidiary and A.P.Møller-Mærsk A/S as agents to charterer/nominee being a fully owned subsidiary trading as “Maersk Line”, “MCC Transport” or “Safmarine” (the “Charterer A”) for a minimum period of thirty six (36) months and a maximum period of sixty (60) months (plus/minus 30 days at Charterer A’s option) and also including two consecutive twelve (12) month options at Charterer A’s option, from 18th November 2012 (the “Charter A”).

WHEREAS, CMTC wishes to purchase from CPLP, and CPLP wishes to sell to CMTC, the five hundred (500) shares of common stock (the “Shares B”) representing all of the issued and outstanding shares of common stock of Alexander the Great Carriers Corp., a corporation organized under the laws of the Republic of Liberia (the “Vessel B Owning Subsidiary”).

WHEREAS, the Vessel B Owning Subsidiary is the registered owner of the 2010 built Liberian flagged motor tanker “Alexander the Great” (the “Vessel B”).

WHEREAS, CPLP wishes to transfer to CMTC all rights, title and interest in the Vessel B, and retain all assets, other than the Vessel B and any necessary permits, and all liabilities of the Vessel B Owning Subsidiary.

WHEREAS, contemporaneously with the execution of this Agreement, CPLP and Capital Ship Management Corp. (“CSM”) will execute an amendment to the Floating Rate Management Agreement dated the 9th of June 2011, as subsequently amended, and entered into between CPLP and CSM in connection with Vessel A (the “Amendment to the Management Agreement”).

WHEREAS, CMTC and CPLP are, amongst others, parties to that First Amended and Restated Omnibus Agreement, dated and effective as of September 30, 2011 (the “Omnibus Agreement”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Interpretation

SECTION 1.01  Definitions.     In this Agreement, unless the context requires otherwise or unless otherwise specifically provided herein, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Additional Consideration” has the meaning given to it in Section 2.04;

“Agreement” means this Agreement, including its recitals and schedules, as amended, supplemented, restated or otherwise modified from time to time;

“Amendment to the Management Agreement” has the meaning given to it in the recitals;

“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event and all general principles of common law and equity;

“CPLP” has the meaning given to it in the preamble;

“CPLP Entities” means CPLP and its subsidiaries, whether direct or indirect;

“CPLP Indemnitees” has the meaning given to it in Section 9.01;

“Charter A” has the meaning given to it in the recitals;

“Charterer A” has the meaning given to it in the recitals;

“Closing” has the meaning given to it in Section 2.02;

“Closing Date” has the meaning given to it in Section 2.02;

“CMTC” has the meaning given to it in the preamble;

“CMTC Entities” means CMTC and its affiliates and subsidiaries, whether direct or indirect, and, for the avoidance of doubt, does not include the CPLP Entities;

“CMTC Indemnities” has the meaning given to it in Section 9.02;

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its equity interests or to sell any equity interests it owns in another Person (other than this Agreement and the related transaction documents); (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any equity interest of a Person or owned by a Person; and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person;

“Contracts A” has the meaning given to it in Section 5.08;

“CSM” has the meaning given to it in the recitals;

“Encumbrance” means any mortgage, lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, condition or encumbrance, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind;

“Equity Interest” means (a) with respect to any entity, any and all shares of capital stock or other ownership interest and any Commitments with respect thereto, (b) any other direct equity ownership or participation in a Person and (c) any Commitments with respect to the interests described in (a) or (b);

“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization;

“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity;

“Notice” means any notice, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any Person;

“Omnibus Agreement” has the meaning given to it in the preamble;

“Organizational Documents A” has the meaning given to it in Section 5.03;

“Organizational Documents B” has the meaning given to it in Section 5.17;

“Parties” means all parties to this Agreement and “Party” means any one of them;

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of CPLP dated February 22, 2010, as amended.

“Person” means an individual, entity or association, including any legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority;

“Permits” has the meaning given to it in Section 5.13;

“SEC Documents” means the Prospectus of CPLP dated March 29, 2007 and filed with the U.S. Securities and Exchange Commission and all filings CPLP is required to make pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended from time to time;

“Securities Act” means the Securities Act of 1933, as amended from time to time;

“Shares A” has the meaning given to it in the recitals;

“Shares B” has the meaning given to it in the recitals;

“Shares” means together Shares A and Shares B;

“Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, stumpage, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any domestic or foreign jurisdiction and all interest and penalties thereon;

“Vessel A Owning Subsidiary” has the meaning given to it in the recitals;

“Vessel B Owning Subsidiary” has the meaning given to it in the recitals;

“Vessel A” has the meaning given to it in the recitals;

and

“Vessel B” has the meaning given to it in the recitals.

ARTICLE II

Purchase and Sale of Shares; Closing

SECTION 2.01  Purchase and Sale of Shares A and Shares B.  CMTC agrees to sell and transfer to CPLP, and CPLP agrees to purchase from CMTC in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares A which in turn shall result in CPLP indirectly owning the Vessel A.

CPLP agrees to sell and transfer to CMTC, and CMTC agrees to purchase from CPLP in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares B which in turn shall result in CMTC indirectly owning the Vessel B.

SECTION 2.02  Closing.  On the terms of this Agreement, the sale and transfer of the Shares and payment of the Purchase Price shall take place on the date hereof (the “Closing Date”). The sale and transfer of the Shares is hereinafter referred to as “Closing.”

SECTION 2.03  Place of Closing.  The Closing shall take place at the premises of CSM at 3 Iassonos Street, Piraeus, Greece.

SECTION 2.04  Consideration for Shares.  On the Closing Date, (i) CMTC shall pay to CPLP (to such account as CPLP shall nominate) the amount of US Dollars $1,625,000 (the “Additional Consideration”) and transfer the Shares A in exchange and as consideration for the Shares B and (ii) CPLP shall transfer the Shares B in exchange for payment of the Additional Consideration and the Shares A. CMTC shall have no responsibility or liability hereunder for CPLP’s allocation and distribution of the Additional Consideration among the CPLP Entities.

SECTION 2.05  Payment of the Additional Consideration.      The Additional Consideration will be paid by CMTC to CPLP by wire transfer of immediately available funds to an account designated in writing by CPLP.

ARTICLE III

Representations and Warranties of CPLP

CPLP represents and warrants to CMTC that as of the date hereof:

SECTION 3.01  Organization and Limited Partnership Authority.    CPLP is duly formed, validly existing and in good standing under the laws of the Republic of the Marshall Islands, and has all requisite limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by CPLP, has been effectively authorized by all necessary action, limited partnership or otherwise, and constitutes legal, valid and binding obligations of CPLP. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up CPLP.

SECTION 3.02  Agreement Not in Breach of Other Instruments.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement or other instrument to which CPLP is a party or by which it is bound, the Certificate of Formation and the Partnership Agreement, any judgment, decree, order or award of any court, governmental body or arbitrator by which CPLP is bound, or any law, rule or regulation applicable to CPLP which would have a material effect on the transactions contemplated hereby.

SECTION 3.03  No Legal Bar.  CPLP is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of its knowledge and belief, threatened against CPLP which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

SECTION 3.04  Independent Investigation.    CPLP has had the opportunity to conduct to its own satisfaction independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Vessel A Owning Subsidiary and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Articles IV, V and VI.

SECTION 3.05  Good and Marketable Title to Shares B.  CPLP is the owner (of record and beneficially) of all of the Shares B and has good and marketable title to the Shares B, free and clear of any and all Encumbrances. The Shares B constitute 100% of the issued and outstanding Equity Interests of the Vessel B Owning Subsidiary.

SECTION 3.06  The Shares B.   Assuming CMTC has the requisite power and authority to be the lawful owner of the Shares B, upon delivery to CMTC at the Closing of certificates representing the Shares B, duly endorsed by CPLP for transfer to CMTC or accompanied by appropriate instruments sufficient to evidence the transfer from CPLP to CMTC of the Shares B under the Applicable Laws of the relevant jurisdiction, or delivery of such Shares B by electronic means, CMTC shall own good and valid title to the Shares B, free and clear of any Encumbrances, other than those arising from acts of the CMTC Entities. Other than this Agreement and any related transaction documents, the Organizational Documents B and restrictions imposed by Applicable Law, at the Closing, the Shares B will not be subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares B, other than any agreement to which any CMTC Entity is a party.

ARTICLE IV

Representations and Warranties of CMTC

CMTC represents and warrants to CPLP that as of the date hereof:

SECTION 4.01  Organization and Corporate Authority.  CMTC is duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands,

and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by CMTC, has been effectively authorized by all necessary action, corporate or otherwise, and constitutes legal, valid and binding obligations of CMTC. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up CMTC.

SECTION 4.02  Agreement Not in Breach.   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement or other instrument to which CMTC is a party or by which it is bound, the Articles of Incorporation and Bylaws of CMTC, any judgment, decree, order or award of any court, governmental body or arbitrator by which CMTC is bound, or any law, rule or regulation applicable to CMTC which would have a material effect on the transactions contemplated hereby.

SECTION 4.03  No Legal Bar.  CMTC is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of its knowledge and belief, threatened against CMTC which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

SECTION 4.04  Independent Investigation.    CMTC has had the opportunity to conduct to its own satisfaction independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Vessel B Owning Subsidiary and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Articles IV, V and VI.

SECTION 4.05  Good and Marketable Title to Shares A.   CMTC is the owner (of record and beneficially) of all of the Shares A and has good and marketable title to the Shares A, free and clear of any and all Encumbrances. The Shares constitute 100% of the issued and outstanding Equity Interests of the Vessel A Owning Subsidiary.

SECTION 4.06  The Shares A.  Assuming CPLP has the requisite power and authority to be the lawful owner of the Shares A, upon delivery to CPLP at the Closing of certificates representing the Shares A, duly endorsed by CMTC for transfer to CPLP or accompanied by appropriate instruments sufficient to evidence the transfer from CMTC to CPLP of the Shares A under the Applicable Laws of the relevant jurisdiction, or delivery of such Shares A by electronic means, and upon CMTC’s receipt of the Purchase Price, CPLP shall own good and valid title to the Shares A, free and clear of any Encumbrances, other than those arising from acts of the CPLP Entities. Other than this Agreement and any related transaction documents, the Organizational Documents A and restrictions imposed by Applicable Law, at the Closing, the Shares A will not be subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares A, other than any agreement to which any CPLP Entity is a party.

ARTICLE V

(i) Representations and Warranties of CMTC Regarding the Vessel A Owning Subsidiary

CMTC represents and warrants to CPLP that as of the date hereof:

SECTION 5.01  Organization Good Standing and Authority.   The Vessel A Owning Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Liberia. The Vessel A Owning Subsidiary has full corporate power and authority to carry on its business as it is now, and has since its incorporation been, conducted, and is entitled to own, lease or operate the properties and assets it now owns, leases or operates and to enter into legal and binding contracts. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up the Vessel A Owning Subsidiary.

SECTION 5.02  Capitalization.  The Shares A consist of the 100 shares of common stock without par value and have been duly authorized and validly issued and are fully paid and non-assessable, and constitute the total issued and outstanding capital stock of the Vessel A Owning Subsidiary. There are not outstanding (i) any options, warrants or other rights to purchase from the Vessel A Owning Subsidiary any capital stock of such Vessel A Owning Subsidiary, (ii) any securities convertible into or exchangeable for shares of the capital stock of the Vessel A Owning Subsidiary or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Vessel A Owning Subsidiary.

SECTION 5.03  Organizational Documents.   CMTC has supplied to CPLP true and correct copies of the organizational documents of the Vessel A Owning Subsidiary, as in effect as of the date hereof (the “Organizational Documents A”).

SECTION 5.04  Agreement Not in Breach.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with, or give any other party thereto a right to terminate any agreement or other instrument to which the Vessel A Owning Subsidiary is a party or by which it is bound including, without limitation, any of the Organizational Documents A, or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Vessel A Owning Subsidiary.

SECTION 5.05  Litigation.

(a).      There is no action, suit or proceeding to which the Vessel A Owning Subsidiary is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against the Vessel A Owning Subsidiary; and, to the best knowledge of CMTC, there is no basis for any such action, suit or proceeding;

(b).      The Vessel A Owning Subsidiary has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with its respective business, assets, or properties; and

(c).      There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring the Vessel A Owning Subsidiary to take any action of any kind with respect to its respective business, assets or properties.

SECTION 5.06  Indebtedness to and from Officers, etc.    The Vessel A Owning Subsidiary will not be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of CMTC or any spouse, child, or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to the Vessel A Owning Subsidiary.

SECTION 5.07  Personnel.  The Vessel A Owning Subsidiary has no employees.

SECTION 5.08  Contracts and Agreements.    Other than the Charter A and the Amendment to the Management Agreement (together, the “Contracts A”), there are no material contracts or agreements, written or oral, to which the Vessel A Owning Subsidiary is a party or by which any of the assets of the Vessel A Owning Subsidiary are bound.

(a).      Each of the Contracts A is a valid and binding agreement of the Vessel A Owning Subsidiary, or binding the assets of the Vessel A Owning Subsidiary, and to the best knowledge of CMTC, of all other parties thereto;

(b).      The Vessel A Owning Subsidiary has fulfilled all material obligations required pursuant to its Contracts A, as applicable, to have been performed by it prior to the date hereof and has not waived any material rights thereunder; and

(c).      There has not occurred any material default on the part of the Vessel A Owning Subsidiary under any of the Contracts A, as applicable,, or to the best knowledge of CMTC, on the part of any other party thereto nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of the Vessel A Owning Subsidiary under any of the Contracts A nor, to the best knowledge of CMTC, has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Contracts A.

SECTION 5.09  Compliance with Law.   The conduct of business by the Vessel A Owning Subsidiary does not and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force (including, but not limited to, any of the foregoing relating to employment discrimination, environmental protection or conservation) of any country, province, state or other governing body, the enforcement of which would materially and adversely affect the business, assets, condition (financial or otherwise) or prospects of the Vessel A Owning Subsidiary taken as a whole, nor has the Vessel A Owning Subsidiary received any notice of any such violation.

SECTION 5.10  No Undisclosed Liabilities.  The Vessel A Owning Subsidiary (and the Vessel A owned by it) has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation). Notwithstanding the foregoing, the Parties acknowledge and agree that there may be obligations under the Contracts A that are not due and payable as of the date hereof and that will be the responsibility of CMTC pursuant to Section 9.01(c) of this Agreement.

SECTION 5.11  Disclosure of Information.  CMTC has disclosed to CPLP all material information on, and about, the Vessel A Owning Subsidiary and the Vessel A and all such information is true, accurate and not misleading in any material respect. Nothing has been withheld from the material provided to CPLP which would render such information untrue or misleading.

SECTION 5.12  Payment of Taxes.  The Vessel A Owning Subsidiary has filed all foreign, federal, state and local income and franchise tax returns required to be filed, which returns are correct and complete in all material respects, and has timely paid all taxes due from it, and the Vessel A is in good standing with respect to the payment of past and current Taxes, fees and other amounts payable under the laws of the jurisdiction where it is registered as would affect its registry with the ship registry of such jurisdiction.

SECTION 5.13  Permits.    The Vessel A Owning Subsidiary has such permits, consents, licenses, franchises, concessions, certificates and authorizations (“Permits”) of, and has all declarations and filings with, and is qualified and in good standing in each jurisdiction of, all federal, provincial, state, local or foreign Governmental Authorities and other Persons, as are necessary to own or lease its properties and to conduct its business in the manner that is standard and customary for a business of its nature other than such Permits the absence of which, individually or in the aggregate, has not and could not reasonably be expected to materially or adversely affect the Vessel A Owning Subsidiary. The Vessel A Owning Subsidiary has fulfilled and performed all its obligations with respect to such Permits which are or will be due to have been fulfilled and performed by such date and no event has occurred that would prevent the Permits from being renewed or reissued or that allows, or after notice or lapse of time would allow, revocation or termination thereof or results or would result in any impairment of the rights of the holder of any such Permit, except for such non-renewals, non-issues, revocations, terminations and impairments that would not, individually or in the aggregate, materially or adversely affect the Vessel A Owning Subsidiary, and none of such Permits contains any restriction that is materially burdensome to the Vessel A Owning Subsidiary.

SECTION 5.14  No Material Adverse Change in Business.  Since November 30, 2012, there has been no material adverse change in the condition, financial or otherwise, or in the earnings, properties, business affairs or business prospects of the Vessel A Owning Subsidiary, whether or not arising in the ordinary course of business, that would have or could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Vessel A Owning Subsidiary.

(ii) Representations and Warranties of CPLP Regarding the Vessel B Owning Subsidiary

CPLP represents and warrants to CMTC that as of the date hereof:

SECTION 5.15  Organization Good Standing and Authority.   The Vessel B Owning Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Liberia. The Vessel B Owning Subsidiary has full corporate power and authority to carry on its business as it is now, and has since its incorporation been, conducted, and is entitled to own, lease or operate the properties and assets it now owns, leases or operates and to enter into legal and binding contracts. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up the Vessel B Owning Subsidiary.

SECTION 5.16  Capitalization.  The Shares B consist of the 500 shares of common stock without par value and have been duly authorized and validly issued and are fully paid and non-assessable, and constitute the total issued and outstanding capital stock of the Vessel B Owning Subsidiary. There are not outstanding (i) any options, warrants or other rights to purchase from the Vessel B Owning Subsidiary any capital stock of such Vessel B Owning Subsidiary, (ii) any securities convertible into or exchangeable for shares of the capital stock of the Vessel B Owning Subsidiary or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Vessel B Owning Subsidiary.

SECTION 5.17  Organizational Documents.   CPLP has supplied to CMTC true and correct copies of the organizational documents of the Vessel B Owning Subsidiary, as in effect as of the date hereof (the “Organizational Documents B”).

SECTION 5.18  Agreement Not in Breach.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with, or give any other party thereto a right to terminate any agreement or other instrument to which the Vessel B Owning Subsidiary is a party or by which it is bound including, without limitation, any of the Organizational Documents B, or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Vessel B Owning Subsidiary.

SECTION 5.19  Litigation.

(a).      There is no action, suit or proceeding to which the Vessel B Owning Subsidiary is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against the Vessel B Owning Subsidiary; and, to the best knowledge of CPLP, there is no basis for any such action, suit or proceeding;

(b).      The Vessel B Owning Subsidiary has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with its respective business, assets, or properties; and

(c).      There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring the Vessel B Owning Subsidiary to take any action of any kind with respect to its respective business, assets or properties.

SECTION 5.20  Indebtedness to and from Officers, etc.    The Vessel B Owning Subsidiary will not be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of CPLP or any spouse, child, or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to the Vessel B Owning Subsidiary.

SECTION 5.21  Personnel.  The Vessel B Owning Subsidiary has no employees.

SECTION 5.22  Contracts and Agreements.   There are no material contracts or agreements, written or oral, to which the Vessel B Owning Subsidiary is a party or by which any of the assets of the Vessel B Owning Subsidiary are bound.

SECTION 5.23  Compliance with Law.   The conduct of business by the Vessel B Owning Subsidiary does not and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force (including, but not limited to, any of the foregoing relating to employment discrimination, environmental protection or conservation) of any country, province, state or other governing body, the enforcement of which would materially and adversely affect the business, assets, condition (financial or otherwise) or prospects of the Vessel B Owning Subsidiary taken as a whole, nor has the Vessel B Owning Subsidiary received any notice of any such violation.

SECTION 5.24  No Undisclosed Liabilities.  The Vessel B Owning Subsidiary (and the Vessel B owned by it) has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation). Notwithstanding the foregoing, the Parties acknowledge and agree that there may be obligations in connection with the Vessel B Owning Subsidiary (and the Vessel B owned by it) including under the management agreement entered into between Crude Carriers Corp. and Capital Ship Management Corp. dated April 17, 2010, as amended, that are not due and payable as of the date hereof and that will be the responsibility of CPLP pursuant to Section 9.01(c) of this Agreement.

SECTION 5.25  Disclosure of Information.  CPLP has disclosed to CMTC all material information on, and about, the Vessel B Owning Subsidiary and the Vessel and all such information is true, accurate and not misleading in any material respect. Nothing has been withheld from the material provided to CMTC which would render such information untrue or misleading.

SECTION 5.26  Payment of Taxes.  The Vessel B Owning Subsidiary has filed all foreign, federal, state and local income and franchise tax returns required to be filed, which returns are correct and complete in all material respects, and has timely paid all taxes due from it, and the Vessel B is in good standing with respect to the payment of past and current Taxes, fees and other amounts payable under the laws of the jurisdiction where it is registered as would affect its registry with the ship registry of such jurisdiction.

SECTION 5.27  Permits.  The Vessel B Owning Subsidiary has such Permits of, and has all declarations and filings with, and is qualified and in good standing in each jurisdiction of, all federal, provincial, state, local or foreign Governmental Authorities and other Persons, as are necessary to own or lease its properties and to conduct its business in the manner that is standard and customary for a business of its nature other than such Permits the absence of which, individually or in the aggregate, has not and could not reasonably be expected to materially or adversely affect the Vessel B Owning Subsidiary. The Vessel B Owning Subsidiary has fulfilled and performed all its obligations with respect to such Permits which are or will be due to have been fulfilled and performed by such date and no event has occurred that would prevent the Permits from being renewed or reissued or that allows, or after notice or lapse of time would allow, revocation or termination thereof or results or would result in any impairment of the rights of the holder of any such Permit, except for such non-renewals, non-issues, revocations, terminations and impairments that would not, individually or in the aggregate, materially or adversely affect the Vessel B Owning Subsidiary, and none of such Permits contains any restriction that is materially burdensome to the Vessel B Owning Subsidiary.

SECTION 5.28  No Material Adverse Change in Business.  Since November 30, 2012, there has been no material adverse change in the condition, financial or otherwise, or in the earnings, properties, business affairs or business prospects of the Vessel B Owning Subsidiary, whether or not arising in the ordinary course of business, that would have or could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Vessel B Owning Subsidiary.

ARTICLE VI

(i) Representations and Warranties of CMTC regarding the Vessel A

CMTC represents and warrants to CPLP that as of the date hereof:

SECTION 6.01  Title to Vessel.  (a) The Vessel A Owning Subsidiary is the owner (beneficially and of record) of the Vessel A and has good and marketable title to the Vessel.

SECTION 6.02  No Encumbrances.  The Vessel A Owning Subsidiary and the Vessel A are free of all Encumbrances other than the Encumbrances arising under the Charter A.

SECTION 6.03  Condition.  The Vessel A is (i) adequate and suitable for use by the Vessel A Owning Subsidiary in the manner that is standard and customary for a vessel of its type, ordinary wear and tear excepted; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and in good running order and repair; (iii) insured against all risks, and in amounts, consistent with common industry practices; (iv) in compliance with maritime laws and regulations; and (v) in compliance in all material respects with the requirements of its class and classification society; and all class certificates of the Vessel are clean and valid and free of recommendations affecting class; and CPLP acknowledges and agrees that, subject only to the representations and warranties in this Agreement, it is acquiring the Vessel A on an “as is, where is” basis.

(ii)	Representations and Warranties of CPLP regarding the Vessel B

CPLP represents and warrants to CMTC that as of the date hereof:

SECTION 6.04  Title to Vessel.   (a) The Vessel B Owning Subsidiary is the owner (beneficially) of the Vessel B and has good and marketable title to the Vessel.

SECTION 6.05  No Encumbrances.  The Vessel B Owning Subsidiary and the Vessel B are free of all Encumbrances.

SECTION 6.06  Condition.  The Vessel B is (i) adequate and suitable for use by the Vessel B Owning Subsidiary in the manner that is standard and customary for a vessel of its type, ordinary wear and tear excepted; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and in good running order and repair; (iii) insured against all risks, and in amounts, consistent with common industry practices; (iv) in compliance with maritime laws and regulations; and (v) in compliance in all material respects with the requirements of its class and classification society; and all class certificates of the Vessel are clean and valid and free of recommendations affecting class; and CMTC acknowledges and agrees that, subject only to the representations and warranties in this Agreement, it is acquiring the Vessel B on an “as is, where is” basis.

ARTICLE VII

Covenants

SECTION 7.01  Financial Statements.

(i) CMTC agrees to cause the Vessel A Owning Subsidiary to provide access to the books and records of the Vessel A Owning Subsidiary to allow CPLP’s outside auditing firm to prepare at CPLP’s expense any information, review or audit CPLP reasonably believes is required to be furnished or provided by CPLP pursuant to applicable securities laws. CMTC will (A) direct its auditors to provide CPLP’s auditors access to the auditors’ work papers and (B) use its commercially reasonable efforts to assist CPLP with any such information, review or audit and to provide other financial information reasonably requested by CPLP or its auditors, including the delivery by CMTC Entities of any information, letters and similar documentation, including reasonable “management representation letters” and attestations.

(ii) CPLP agrees to cause the Vessel B Owning Subsidiary to provide access to the books and records of the Vessel A Owning Subsidiary to allow CMTC’s outside auditing firm to prepare at CMTC’s expense any information, review or audit CMTC reasonably believes is required to be furnished or provided by CMTC pursuant to applicable securities laws. CPLP will (A) direct its auditors to provide CMTC’s auditors access to the auditors’ work papers and (B) use its commercially reasonable efforts to assist CMTC with any such information, review or audit and to provide other financial information reasonably requested by CMTC or its auditors, including the delivery by CPLP Entities of any information, letters and similar documentation, including reasonable “management representation letters” and attestations.

ARTICLE VIII

Amendments and Waivers

SECTION 8.01  Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each parties hereto. By an instrument in writing CPLP, on the one hand, or CMTC, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE IX

Indemnification

SECTION 9.01  Indemnity by the Parties.

CMTC shall be liable for, and shall indemnify CPLP and each of its subsidiaries and each of their directors, employees, agents and representatives (the “CPLP Indemnitees”) against and hold them harmless from, any Losses, suffered or incurred by such CPLP Indemnitee:

(a).      by reason of, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation or warranty (without giving effect to any supplement to the schedules or qualifications as to materiality or dollar amount or other similar qualifications), or a failure to perform or observe any covenant, agreement or obligation of, CMTC in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by CMTC;

(b).      any fees, expenses or other payments incurred or owed by CMTC or the Vessel A Owning Subsidiary to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement; or

(c).      by reason of, arising out of or otherwise in respect of obligations, liabilities, expenses, cost and claims relating to, arising from or otherwise attributable to the assets owned by the Vessel A Owning Subsidiary or the assets, operations, and obligations of the Vessel A Owning Subsidiary or the businesses thereof, in each case, to the extent relating to, arising from, or otherwise attributable to facts, circumstances or events occurring prior to the Closing Date.

CPLP shall be liable for, and shall indemnify CMTC and each of its subsidiaries and each of their directors, employees, agents and representatives (the “CMTC Indemnitees”) against and hold them harmless from, any Losses, suffered or incurred by such CMTC Indemnitee:

(a)

by reason of, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation or warranty (without giving effect to any supplement to the schedules or qualifications as to materiality or dollar amount or other similar qualifications), or a failure to perform or observe any covenant, agreement or obligation of, CPLP in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by CPLP;

(b)

any fees, expenses or other payments incurred or owed by CPLP or the Vessel B Owning Subsidiary to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement; or

(c)

by reason of, arising out of or otherwise in respect of obligations, liabilities, expenses, cost and claims relating to, arising from or otherwise attributable to the assets owned by the Vessel B Owning Subsidiary or the assets, operations, and obligations of the Vessel B Owning Subsidiary or the businesses thereof, in each case, to the extent relating to, arising from, or otherwise attributable to facts, circumstances or events occurring prior to the Closing Date.

SECTION 9.02  Exclusive Post-Closing Remedy.  After the Closing, and except for any non-monetary, equitable relief to which any Party may be entitled, including, but not limited to, under Section 11.11 or any remedies for willful misconduct or actual fraud, the rights and remedies set forth in this Article IX shall constitute the sole and exclusive rights and remedies of the Parties under or with respect to the subject matter of this Agreement.

ARTICLE X

SECTION 10.01  Right of First Offer. After the Closing, the Parties acknowledge that the Vessel B shall be considered a Tanker as such term is defined in the Omnibus Agreement and subject to the terms of such Omnibus Agreement and in particular to Article V (Right of First Offer).

ARTICLE XI

Miscellaneous

SECTION 11.01  Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within such jurisdiction without giving effect to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Vessel is located, shall apply.

SECTION 11.02  Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

SECTION 11.03  Complete Agreement.    This Agreement and Schedules hereto contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings.

SECTION 11.04  Interpretation.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.05  Severability.  If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

SECTION 11.06  Third Party Rights.  Except to the extent provided in Article IX, a Person who is not a party to this Agreement has no right to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 11.07  Notices.  Any notice, claim or demand in connection with this Agreement shall be delivered to the parties at the following addresses (or at such other address or facsimile number for a party as may be designated by notice by such party to the other party):

(a).      if to Capital Maritime & Trading Corp., as follows:

c/o Capital Ship Management Corp., 3 Iassonos Street, Piraeus, Greece
Attention:	Nikolaos Syntichakis
Facsimile:	+30 210 428 4286

(b). if to Capital Product Partners L.P., as follows:

c/o Capital Ship Management Corp., 3 Iassonos Street, Piraeus, Greece
Attention:	Ioannis E. Lazaridis
Facsimile:	+30 210 428 4285

and any such notice shall be deemed to have been received (i) on the next working day in the place to which it is sent, if sent by facsimile or (ii) forty eight (48) hours from the time of dispatch, if sent by courier.

SECTION 11.08  Representations and Warranties to Survive.  All representations and warranties of CPLP and CMTC contained in this Agreement shall survive the

Closing and shall remain operative and in full force and effect after the Closing, regardless of (a) any investigation made by or on behalf of any Party or its affiliates, any Person controlling any Party, its officers or directors, and (b) delivery of and payment for the Shares.

SECTION 11.09  Remedies.  Except as expressly provided in Section 9.02, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided in this Agreement, nothing in this Agreement will be considered an election of remedies.

SECTION 11.10  Non-recourse to General Partner.  Neither CPLP’s general partner nor any other owner of Equity Interests in CPLP shall be liable for the obligations of CPLP under this Agreement or any of the related transaction documents, including, in each case, by reason of any payment obligation imposed by governing partnership statutes.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

CAPITAL MARITIME & TRADING CORP.

By:	/s/ Evangelos M. Marinakis
Name: Evangelos M. Marinakis
Title: President and Chief Executive Officer
CAPITAL PRODUCT PARTNERS L.P.
By: Capital GP L.L.C., its general partner

By:	/s/ Ioannis E. Lazaridis
Name: Ioannis E. Lazaridis
Title: Chief Executive Officer and Chief Financial Officer of Capital GP, L.L.C.